AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 13, 2013

Registration No. 333-157602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-157602

FORM S-3 REGISTRATION STATEMENT NO. 333-165628

UNDER THE SECURITIES ACT OF 1933

COBIZ FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0826324 (I.R.S. Employer Identification No.)

821 Seventeenth Street

Denver, Colorado 80202

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Bangert
Chairman of the Board and Chief Executive Officer

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado 80202

(303) 293-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey R. Kesselman, Esq.

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado 80202

(303) 297-2900

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer ☐	Accelerated filer ☒	Non-Accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statements (collectively, the “Registration Statements”):

1.                                      A Registration Statement on Form S-3 (Registration No. 333-157602) of CoBiz Financial Inc., a Colorado corporation (the “Company”), with a filing date of February 27, 2009, pertaining to the registration on behalf of the selling securityholder named therein of (a) 64,450 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value, of the Company (the “Series B Preferred Stock”) and (b) warrants to purchase 895,968 shares of the Company’s common stock (the “Warrants”); and

2.                                      A Registration Statement on Form S-3 (Registration No. 333-165628) of the Company, with a filing date of March 23, 2010, pertaining to the registration of an aggregate amount of up to $100,000,000 of (a) shares of the Company’s common stock, $.01 par value per share, (b) shares of the Company’s preferred stock, $.01 par value per share, and related depositary shares, (c) senior or subordinated debt securities of the Company, (d) warrants to purchase the Company’s debt securities, shares of common stock, shares of preferred stock or depositary shares, and (e) rights to purchase the Company’s common stock.

To the knowledge of the Company, the selling securityholder named in Registration No. 333-157602 did not sell any securities registered thereunder, as the Company redeemed all of the Series B Preferred Stock registered thereunder on September 8, 2011 and the Warrants registered thereunder were subsequently transferred by the selling securityholder in a private sale transaction.  The Company has sold securities with an aggregate public offering price of $12,600,000 (consisting of the sale of an aggregate of 2,100,000 shares of Company common stock),  in connection with Registration No. 333-165628.

The Company has terminated any offering of the Company’s securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 13, 2013.

COBIZ FINANCIAL INC.

By:	/s/ Steven Bangert
Steven Bangert
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Steven Bangert	Chairman of the Board and	May 13, 2013
Steven Bangert	Chief Executive Officer (Principal Executive Officer)

/s/ Lyne B. Andrich	Executive Vice President and	May 13, 2013
Lyne B. Andrich	Chief Financial Officer (Principal Financial Officer)

/s/ Troy R. Dumlao	Chief Accounting Officer	May 13, 2013
Troy R. Dumlao	(Principal Accounting Officer)

* †	Director	May 13, 2013
Michael B. Burgamy

* †	Director	May 13, 2013
Morgan Gust

*	Director	May 13, 2013
Evan Makovsky

* †	Director	May 13, 2013
Douglas Polson

†	Director	May 13, 2013
Mary Rhinehart

* †	Director	May 13, 2013
Noel N. Rothman

* †	Director	May 13, 2013
Bruce Schroffel

* †	Director	May 13, 2013
Timothy J. Travis

†	Director	May 13, 2013
Mary Beth Vitale

* †	Director	May 13, 2013
Mary M. White

* By:	/s/ Lyne B. Andrich
Lyne B. Andrich
Attorney-in-fact for Registration Statement No. 333-157602

† By:	/s/ Lyne B. Andrich
Lyne B. Andrich
Attorney-in-fact for Registration Statement No. 333-165628